                                                                    EXHIBIT 11.1

                             QUALCOMM INCORPORATED

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        FOR THE YEAR ENDED
                                                                           SEPTEMBER(1)
                                                                    ---------------------------
                                                                     1996      1995      1994
                                                                    -------   -------   -------
Net income........................................................  $21,027   $30,180   $15,193
                                                                    =======   =======   =======
Weighted average number of common shares outstanding..............   65,557    53,416    51,009
Common stock equivalent shares(2).................................    4,657     4,004     2,505
                                                                    -------   -------   -------
Total number of shares for computing primary earnings per share...   70,214    57,420    53,514
Incremental shares for computing fully diluted earnings per
  share(3)........................................................      254       774        48
                                                                    -------   -------   -------
Total number of shares for computing fully diluted earnings per
  share...........................................................   70,468    58,194    53,562
                                                                    =======   =======   =======
Primary earnings per share........................................  $  0.30   $  0.53   $  0.28
                                                                    =======   =======   =======
Fully diluted earnings per share(4)...............................  $  0.30   $  0.52   $  0.28
                                                                    =======   =======   =======

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(1) The Company's fiscal year ended on the last Sunday of September.

(2) Includes outstanding options and warrants for common stock.

(3) The incremental shares for fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the higher of the average or ending market price during the recording period.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Opinion No. 15 because it results in dilution of less than 3%.